UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2013

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52833	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 10, 2013, the Board of Directors of United Insurance Holdings Corp. (the Company) appointed Mr. Deepak Menon to serve as its Vice President of Operations and Business Development beginning on July 29, 2013. In this newly created position, Mr. Menon will be responsible for driving the strategic growth efforts of the Company in all states in which the Company operates.

On July 10, 2013, the Company and Mr. Menon entered into an employment agreement (the Menon Employment Agreement) which will be effective on July 29, 2013. The Menon Employment Agreement provides that the Company will employ Mr. Menon on an at-will basis, for a term that begins on the effective date and continues until the second (2nd) anniversary of the effective date. The Menon Employment Agreement will automatically renew for additional one-year terms unless either party provides 180 days written notice of such party's intent to terminate Mr. Menon's employment, or unless the Company terminates Mr. Menon's employment for "cause" as such term is defined in the Menon Employment Agreement.  Pursuant to the Menon Employment Agreement, Mr. Menon will receive an annual base salary of $185,000.  In addition, the Menon Employment Agreement provides that Mr. Menon (1) is eligible to receive annual cash bonuses at the discretion of the Board of Directors of the Company, based on achievement of performance goals to be established by the Company's executive management team and the Board, and (2) is eligible to participate in other benefits generally available to senior executives of the Company, including equity compensation plans. The Menon Employment Agreement also provides that the Company shall negotiate and enter into a restricted stock agreement with Mr. Menon no later than 180 days following the effective date of the Menon Employment Agreement. The number of shares of common stock to be issued to Mr. Menon pursuant to the restricted stock agreement shall be at the discretion of the Company, but shall have a fair value of no less than ten percent of Mr. Menon's base salary on the date of issuance and shall vest on the anniversary of the effective date of the restricted stock agreement.

The Menon Employment Agreement provides that upon the termination of Mr. Menon's employment, he will refrain from soliciting any employee and certain former employees of the Company for two years following the termination of Mr. Menon's employment, unless such employee has not been employed by the Company for more than one year.

The foregoing description does not purport to be a complete description of the Menon Employment Agreement is qualified by reference to the full text of such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. Menon, age 41, has over 18 years of industry-related experience. Since 2007, he has been serving as the Marketing Director for American Strategic Insurance (ASI); a St. Petersburg, Florida based homeowners and business insurer. While with ASI, Mr. Menon led the marketing department as the company grew from a small regional carrier to a national carrier and was responsible for marketing and distribution, agent licensing and contracting, advertising and media, and an in-house agency.

Prior to joining ASI, Mr. Menon served as Marketing Director for AutoOne Insurance Company, a subsidiary of OneBeacon Insurance Group, that offers specialty insurance products, from 2005 through 2007, where he was responsible for sales and marketing efforts for private passenger auto products including agency management, corporate communications, state expansion and product strategies. From 2001 through 2005, Mr. Menon served as a Cross Border Division Manager and as a Financial Analyst at ACE Seguros, S.A, a subsidiary of ACE Ltd, a multiline property and casualty insurer. During his tenure with ACE Seguros S.A., Mr. Menon developed three new products for the international cross border division and managed all aspects of product design, pricing, underwriting, sales and operations.

Mr. Menon obtained B.S. in Finance from the University of South Carolina and a Masters in Business Administration from the University of Tampa. Mr. Menon also holds the Chartered Property Casualty Underwriter (CPCU) designation and earned an Associate in Risk Management.

We have attached hereto as Exhibit 99.1 a copy of our press release announcing Mr. Menon's appointment as Vice President of Operations and Business Development.

Item 9.01(d): Exhibits.
See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ Brad Martz
Name:     Brad Martz
Title:     Chief Financial Officer
(principal financial officer)

Date: July 11, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated July 10, 2013, between United Insurance Holdings Corp. and Deepak Menon
99.1	Press release dated July 11, 2013, announcing the appointment of Deepak Menon as Vice President of Operations and Business Development for United Insurance Holdings Corp.